Exhibit 3.1

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES C PREFERRED STOCK

OF

TRANSPORTATION AND LOGISTICS SYSTEMS, INC.

It is hereby certified that:

1. The name of the Corporation (hereinafter called the “Corporation”) is Transportation and Logistics Systems, Inc. a Nevada corporation.

2. The Articles of Incorporation of the Corporation authorize the issuance of Ten Million (10,000,000) shares of preferred stock, $0.001 par value per share, Eight Million Three Hundred Thousand (8,300,000) of which are unissued and undesignated, and the Articles of Incorporation of the Corporation expressly vest in the Board of Directors of the Corporation the authority to issue any or all of said shares in one (1) or more classes or series and to fix the designations, powers, preferences and rights, the qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders.

3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series C issue of preferred stock:

RESOLVED, that the Board of Directors hereby designates the Series C Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

Section 1. Designation and Authorized Shares. The series of preferred stock designated by this Certificate shall be designated as the Corporation’s Series C Preferred Stock (the “Series C Preferred Stock”) and the number of shares so designated shall be 1.

Section 2. Voting Rights. The Series C Preferred Stock shall have the right to vote and/or consent solely on a proposal to amend the Corporation’s Articles of Incorporation to increase the number of shares of common stock, par value $0.001 per share (the “Common Stock”), that the Corporation is authorized to issue (an “Authorized Share Increase Proposal”), voting together with the Common Stock as one (1) class. With respect to any regular or special meeting of the stockholders to consider an Authorized Share Increase Proposal, the holder of the Series C Preferred Stock shall be entitled to the same notice of any regular or special meeting of the stockholders as may or shall be given to holders of Common Stock entitled to vote at such meetings. Solely with respect to an Authorized Share Increase Proposal, the Series C Preferred Stock shall have voting power equal to 51% of the number of votes eligible to vote at any special or annual meeting of the Corporation’s stockholders (with the power to take action by written consent in lieu of a stockholders meeting). The Series C Preferred Stock shall not have the right to vote and/or consent on any matter other than an Authorized Share Increase Proposal.

Section 3. Liquidation. The Series C Preferred Stock shall not be entitled to participate in any distribution of assets or rights upon any liquidation, dissolution or winding up of the Corporation.

Section 4. Conversion. The Series C Preferred Stock shall not be convertible into Common Stock or any other security of the Corporation.

Section 5. No Dividend Rights. The Series C Preferred Stock shall not be entitled to any dividends or distributions.

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Section 6. No Preemptive Rights. No holder of Series C Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class.

Section 7. Automatic Cancellation. Any Series C Preferred Stock issued and outstanding on the record date fixed by the Board of Directors or determined in accordance with the bylaws of the Corporation to vote and/or consent to an Authorized Share Increase Proposal shall be automatically surrendered to the Corporation and cancelled for no consideration upon the effectiveness of the amendment to the Corporation’s Articles of Incorporation that is authorized by stockholder approval of such Authorized Share Increase Proposal. Upon such surrender and cancellation, all rights of the Series C Preferred Stock shall cease and terminate, and the Series C Preferred Stock shall be retired and shall not be reissued.

[Signature page follows.]

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IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Corporation as of this 3rd day of June, 2020.

TRANSPORTATION AND LOGISTICS SYSTEMS, INC.

/s/ John Mercadante
Name:	John Mercadante
Title:	Chief Executive Officer